Exhibit 99.1

Friday, October 26, 2018

Dear Fellow Shareholders,

“Communication – the human connection – is the key to personal and career success.” Paul J. Meyer- Author & Professional Development Expert

The very best products and services in the world have no real value if you can’t share them with the world. Great companies know how to tell their stories well and, by doing so, become necessary—perhaps even invaluable—in the lives of their customers.

Farmers has always enjoyed an excellent communications culture…which has fueled our remarkable growth… and yielded tremendous rewards; most recently, recognition as the number-one performing bank in Ohio in our asset class.

Other highlights from this quarter include plans for even more beneficial communication with our customers: enhancing online connections through both our website and new social media platforms, teaching small businesses how to avoid costly fraud and giving those companies yet another partner to help them create their own success stories.

Farmers National Bank #1 Performing Bank in Ohio

Most recently, the Banc Corp received a prestigious ranking that I’m anxious to share with you. Bank Director Magazine – a national publication for financial professionals – just named top performing Banks in their latest issue. Farmers National Bank was named the 30th top performing bank in America and the number-one top performing bank in all of Ohio.

The grades apply to publicly-traded banks with assets between $1 billion and $5 billion. In its annual Bank Scorecard Report, Bank Director rated the country’s banks on a broad range of performance measures, with particular focus on profitability, capital security and asset quality. Farmers significantly outperformed all other Ohio banks in its class to secure this year’s honors.

This ranking comes as both an honor and validation. High performance that maximizes our value for our shareholders, customers and employees is always our priority. I am continually made proud by our management team and associates for their remarkable commitment to improving and growing our Bank.

CEO Twitter and LinkedIn

Over the course of this ever-changing landscape we call technology, social media continues to be an integral part of Farmers’ digital strategy in how we engage with customers and push out relevant brand content.

I launched my Twitter account on October 15th and I invite you to follow me @FarmersPrez. You can also follow me on LinkedIn by searching my name. I am excited to be able to personally connect with our community, businesses, associates, shareholders and valued customers by creating and sharing industry insights, Farmers news, and some personal highlights as I am out and about in the community. Providing a forum for input and feedback supports the deep roots we hold in the long-standing philosophy of building relationships and serving our local communities.

Commitment to Small Business

At Farmers, we continue to recognize that our niche is our communities’ small businesses. We are in the midst of several initiatives to support our passion for small business. First, we have recently expanded and enhanced our treasury management department by adding a Business Deposits and Services Manager. Jim Dean now leads the department and, together with his team, will develop valuable strategies for new and existing businesses.

Additionally, we continue to focus on providing exceptional digital channels for our customers on-the-go. The final touches are being made to our Business Online Banking upgrades. Customers will experience several enhancements when we go live with the upgrades in first quarter of 2019.

Lastly, to assist businesses with the complex arena of cybersecurity, we offered four opportunities to attend fraud seminars scheduled throughout our eastern and western regions. By the time you read this, our seminars will be completed and our customers will know more about strategies and best practices for protecting their businesses against fraud. The seminar featured cybersecurity analysts from Schneider Downs, a company that is an industry leader in this area.

At Farmers, we are vigorously working to protect our customers from cyber threats through products and services, as well as implementing many industry best practices. But, just as important as our products and services, is the information and insight we can pass on to the business community at large. The seminars covered a number of issues related to cybersecurity including the changing landscape and trends, common attack methods used, recommendations for protection and identifying risks and mitigation. We have had a great response and are looking forward to offering business-related, educational seminars in the future.

Conclusion

Farmers’ unique and sustained ability to truly connect people and businesses with our special brand of products and services has served us well. The results speak for themselves. However, we know we can never allow ourselves to become passive and hope that our past success will somehow carry us into the future. We need to keep our focus on active communication, because every connection we make and every story we share is another opportunity for us all.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com